Exhibit 5.1

April 9, 2014

Medgenics, Inc.

435 Devon Park Drive, Building 700

Wayne, Pennsylvania 19087

Ladies and Gentlemen:

This opinion is being rendered to you in connection with the filing by Medgenics, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”) of a registration statement on Form S-8 (the “Registration Statement”), pursuant to the Securities Act of 1933, as amended (the “Act”), relating to the offer and sale by the Company of an aggregate of 2,000,000 shares (the “Shares”) of common stock of the Company, par value $0.0001 per share (“Common Stock”), issuable under the Medgenics, Inc. Stock Incentive Plan, as amended and restated effective March 5, 2012 (as further amended effective April 30, 2013 and April 8, 2014, the “Plan”).

We have made such legal and factual investigation as we deemed necessary for purposes of this opinion. We have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement, (ii) the Amended and Restated Certificate of Incorporation of the Company, dated as of December 3, 2007, as amended by a Certificate of Amendment dated as of June 4, 2009 and as further amended by a Certificate of Amendment dated as of February 14, 2011, (iii) the Second Amended and Restated By-Laws of the Company dated as of March 5, 2012, (iv) the Plan, (v) resolutions of the Board of Directors of the Company relating to the Plan, and (vi) such other certificates, statutes and other instruments and documents as were considered appropriate for purposes of the opinions hereafter expressed. In our investigation, we have assumed the genuineness of all signatures, the proper execution of all documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as copies and the authenticity of the originals of such copies. We have not independently established or verified any facts relevant to the opinion expressed herein, but have relied upon statements and representations of officers and other representatives of the Company. For the purpose of the opinion rendered below, we have assumed that in connection with the issuance of shares under the Plan, the Company will receive consideration in an amount not less than the aggregate par value of the Shares covered by each such issuance.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations set forth herein, it is our opinion that the Shares have been duly authorized and, when issued and sold in accordance with the Plan, will be validly issued, fully paid and nonassessable.

We express no opinion concerning the laws of any jurisdiction other than the General Corporation Law of the State of Delaware.

We express no opinion with respect to any specific legal issues other than those explicitly addressed herein. We assume no obligation to update this opinion letter after the date hereof or otherwise advise you with respect to any facts or circumstances or changes in law that may occur or come to our attention after such date (even though the change may affect the legal conclusions stated in this opinion letter).

200 West Madison Street, Suite 3900 | Chicago, Illinois 60606 | T. 312.984.3100 | F. 312.984.3150 | bfkn.com

Medgenics, Inc.
April 9, 2014

We hereby consent to the inclusion of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

Very truly yours,
/s/ Barack Ferrazzano Kirschbaum & Nagelberg LLP
BARACK FERRAZZANO KIRSCHBAUM & NAGELBERG LLP